Exhibit 99.1

Catalyst International Announces Sale to ComVest Investment Partners

Will pursue Best-for-Business Strategy as a Private Company

For Immediate Release: June 28, 2004

U.S. Investor Relations Contact:  David Jacobson, (414) 362-6800

Media Relations Contact:  Ruta Hunter, (414) 362-6800

MILWAUKEE, WI - Catalyst International, Inc. ("Catalyst"), (OTC: CLYS.OB), a global provider of customer-driven software and services that optimize the enterprise supply chain, announced today that it has signed an agreement with ComVest Investment Partners ("ComVest"), an institutional investment firm, which will result in the acquisition of all outstanding shares of Catalyst.  In the proposed transaction, a company formed by ComVest would merge into Catalyst.  The shareholders of Catalyst would receive $2.50 per share in cash in the proposed transaction.  As part of the transaction, ComVest would also assume all outstanding indebtedness of Catalyst.

The transaction is subject to closing conditions, including approvals by Catalyst shareholders and the receipt of various third party consents.  Catalyst expects to hold a special meeting of its shareholders to consider the transaction in the third quarter of 2004 and, if the transaction is approved by the Catalyst shareholders, to close shortly thereafter.

Catalyst's Board of Directors has approved the proposed transaction, which was unanimously recommended by a special committee of Catalyst's Directors that evaluated the offer.  The Board and the special committee have received a fairness opinion with respect to the proposed transaction from CIBC World Markets Corp., which acted as the exclusive financial advisor of the special committee in this transaction.

"This is an exciting opportunity for Catalyst and its customers, employees and shareholders," said James B. Treleaven, Catalyst's President and Chief Executive Officer.  "ComVest has an outstanding track record providing companies like Catalyst the capital and operational support they need to take advantage of growth opportunities."

Michael S. Falk, Managing Partner of ComVest, stated, "We are very pleased to have the opportunity to add Catalyst to our portfolio of companies.  Catalyst's solution set is well-positioned to meet the evolving supply chain requirements of companies that use best-of-breed software or ERP solutions such as SAP to manage logistics, transportation and distribution.  We believe Catalyst will give us an outstanding platform for expansion within the SCE space."

Treleaven concluded, "We look forward to moving forward as a private company.  Our new ownership structure should give us a greater ability to invest in our customers and provide exciting new opportunities for Catalyst employees."

       About Catalyst

Catalyst International, Inc. (OTC: CLYS.OB) delivers software and solutions that enable companies to optimize the performance of their enterprise supply chains.  Catalyst is the only resource that combines 25 years of industry leadership in warehouse and logistics software development with an in-depth understanding of ERP systems.  Catalyst has provided successful SCE solutions for customers around the world, including Boeing, Brown Forman, Maybelline, Office Max, Osram Sylvania, Panasonic, Rayovac, Subaru, Reebok and The Home Depot.  It is headquartered in Milwaukee, Wisconsin and has offices or representatives in the UK, Italy, Mexico and South America.  For more information, call toll-free 800-236-4600 or visit www.catalystinternational.com .

      About ComVest Investment Partners

ComVest Investment Partners is an institutional investment firm that has raised and invested over $1.4 billion of capital since inception and currently manages over $850 million of assets through various funds, entities, and investment partnerships.  Established in 1988, the firm typically invests in mid-sized companies that operate in the information technology, healthcare and telecommunication industries.  For more information on ComVest Investment Partners please visit www.comvest.com .